Exhibit 10.2

Execution Copy

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of August 11, 2006, by and among PAETEC Corp., a Delaware corporation (the “Company”), US LEC Corp., a Delaware corporation (“US LEC”), and the stockholders of the Company identified on the signature pages hereto (each a “Stockholder, and collectively, the “Stockholders”).

On this date, the Company, US LEC, WC Acquisition Holdings Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company (the “Holding Company”), WC Acquisition Sub U Corp., a Delaware corporation and a wholly-owned direct subsidiary of the Holding Company (“Merger Sub U”), and WC Acquisition Sub P Corp., a Delaware corporation and a wholly-owned direct subsidiary of the Holding Company (“Merger Sub P”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, and subject to the terms and conditions thereof, Merger Sub U and Merger Sub P will merge, respectively, with and into US LEC and the Company, respectively, whereby each share of Class A Common Stock of US LEC (the “US LEC Common Stock”) will be converted into the right to receive the US LEC Merger Consideration (as defined in Section 2.1(a) of the Merger Agreement) and each share of Class A Common Stock of the Company (the “Company Common Stock”) will be converted into the right to receive the PAETEC Merger Consideration (as defined in Section 2.1(c) of the Merger Agreement) (such transactions are referred to herein individually as the “US LEC Merger” and the “Company Merger,” respectively, and collectively as the “Mergers”), as a result of which the holders of US LEC Common Stock and Company Common Stock will together own all of the outstanding shares of Common Stock of the Holding Company (and the Holding Company will, in turn, own all of the outstanding shares of common stock of the surviving corporation in the US LEC Merger and all of the outstanding shares of common stock of the surviving corporation in the Company Merger). Capitalized terms used herein without being defined have the same meanings that they are given in the Merger Agreement.

1. Cooperation by Stockholders. Unless and until this Agreement shall be terminated, each Stockholder agrees that, solely in its capacity as a stockholder of the Company, (a) at any stockholders’ meeting of the Company at which any approval or consent of matters in connection with the Company Merger shall be sought, such Stockholder shall cause all shares of Company Common Stock set forth opposite the name of such Stockholder on Exhibit A hereto, and any other voting securities of the Company, whether issued before or after the date of this Agreement, that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement (such shares of Company Common Stock and such other voting securities of such Stockholder, the “Shares”) to be counted as present thereat for the purpose of establishing a quorum and voted in person or by proxy in favor of the Merger Agreement, any additional matters submitted to a vote of the Company’s stockholders pursuant to Section 5.1(b) of the Merger Agreement and any other transactions specifically contemplated by the Merger Agreement, (b) such Stockholder shall not take or permit their representatives to take actions inconsistent with their obligations under this Agreement, and (c) such Stockholder agrees that each of

Richard T. Aab and J. Lyle Patrick, in his capacity as an officer of US LEC, shall act, and is hereby appointed, as the agent, proxy and attorney-in-fact for such Stockholder, with full power of substitution and resubstitution, solely to cause the Shares to be counted as present and to vote the Shares prior to the termination of this Agreement in accordance with paragraph 1(a). With respect to the proxy and power of attorney granted by each Stockholder under paragraph 1(c), (w) such Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of such proxy, (x) such proxy and power of attorney shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder inconsistent with such proxy, (y) such power of attorney is a durable power of attorney and shall survive the dissolution or bankruptcy of such Stockholder, and (z) such proxy and power of attorney shall terminate upon the termination of this Agreement.

2. Conduct of Stockholders Pending Closing. Unless and until this Agreement shall be terminated and except for the voting agreement and proxy appointment under paragraph 1 and all other agreements and obligations of the Stockholders hereunder, unless authorized in advance by the Company’s Board of Directors and by US LEC’s Board of Directors, each Stockholder, solely in its capacity as a stockholder of the Company, agrees (a) not to sell or otherwise transfer any of its Shares or any economic, voting or other direct or indirect interest therein, (b) not to grant a proxy or enter into any voting agreement concerning any of the Shares, and (c) at any meeting of the stockholders of the Company, to vote (or cause to be voted) the Shares against (x) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization or recapitalization of or by the Company or any of its subsidiaries (except in connection with the Mergers), or (y) any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries (except in connection with the Mergers), for the purpose of impeding, frustrating, preventing or nullifying the Merger Agreement, the Mergers or any of the other transactions contemplated by the Merger Agreement.

3. Representations and Warranties. Each of the Stockholders hereby represents and warrants to the Company and US LEC that: (a) such Stockholder has the power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement and, such Stockholder’s execution and delivery of this Agreement and performance of its obligations hereunder have been duly and validly authorized by any necessary corporate or similar proceedings on the part of such Stockholder, (b) this Agreement is binding on such Stockholder and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability, (c) the execution and delivery of this Agreement and the performance by such Stockholder of its obligations hereunder do not require the authorization, consent, approval, license, exemption or other action by, or filing with, any third party or governmental authority, do not violate applicable law or conflict with or result in a breach of any of such Stockholder’s organizational documents or contractual obligations, (d) such Stockholder owns the Shares that are identified as to such Stockholder on Exhibit A to this Agreement and that such Shares are free and clear of any liens, claims or encumbrances of any kind apart from such Stockholder’s obligations under this Agreement and (e) other than the shares that are identified as to such Stockholder on Exhibit A to this Agreement, such Stockholder does not own (beneficially or of record) any voting securities of the Company.

4. Termination of Agreement. This Agreement shall remain in full force and effect until, and the provisions of paragraphs 1 through 3 (inclusive) shall terminate upon, the earliest to occur of any of the following: (i) the Merger Agreement is amended or modified or provisions waived, without the prior written consent of the Stockholders, in a manner that is materially adverse to the Stockholders, it being understood that any amendment, modification, supplement or waiver that would reduce the amount of the PaeTec Merger Consideration or increase the amount of the US LEC Merger Consideration payable in the Mergers (except in each case in the manner contemplated by Section 2.1(h) of the Merger Agreement as in effect on the date hereof) or extend the Outside Date (as defined in the Merger Agreement in effect on the date hereof) shall be deemed to be materially adverse to the Stockholders, (ii) the Merger Agreement, as it may be amended or modified from time to time, is terminated in accordance with its terms, (iii) the consummation of the Mergers, (iv) the written agreement to terminate such provisions executed by each of the parties and (v) the Outside Date (as defined in the Merger Agreement in effect on the date hereof).

5. Notice. All notices, requests, claims, demands and other communications (“Notices”) under this Agreement shall be in writing and sent by certified or registered mail, return receipt requested, a recognized overnight courier service, telecopier or personal delivery, as follows: (a) if to Company, to: PAETEC Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York, 14450, Attention: Chief Financial Officer, Telecopier: (585) 368-2970, with a required copy to: Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, Attention: Richard J. Parrino, Telecopier: (703) 610-6200, (b) if to US LEC, to: US LEC Corp., Morrowcroft III, 6801 Morrison Boulevard, Charlotte, North Carolina, 28211, Attention: Chief Financial Officer, Telecopier: (704) 319-1200, with a required copy to: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York 10036, Attention: Nancy Lieberman, Telecopier: (917) 777-2050, and (c) if to the Stockholders, in care of: Blackstone CCC Capital Partners L.P., 345 Park Ave., New York, New York, 10154, Attention: Michael S. Chae, Telecopier: (212) 583-5913, with a required copy to: Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Wilson Neely, Telecopier: (212) 455-2502. All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied. A party may change its address for purposes of this Agreement by Notice in accordance with this paragraph 5.

6. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

7. No Other Rights. Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

8. Equitable Relief. Each of the parties hereto acknowledges that a breach by it of any provision contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

9. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

10. Headings. All references in this Agreement to “paragraph” or “paragraphs” refer to the corresponding numbered paragraph or paragraphs of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that state’s conflicts of laws principles.

13. Amendments; Waivers. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

14. Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PAETEC CORP.

By:	/s/ Arunas A. Chesonis
Name:	Arunas A. Chesonis
Title:	President, Chief Executive Officer and Chairman

[SIGNATURE PAGE TO BLACKSTONE VOTING AGREEMENT]

US LEC CORP.

By:	/s/ Richard T. Aab
Name:	Richard T. Aab
Title:	Chairman of the Board

[SIGNATURE PAGE TO BLACKSTONE VOTING AGREEMENT]

THE STOCKHOLDERS:

BLACKSTONE CCC CAPITAL PARTNERS L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/ Michael Chae
Name:	Michael Chae
Title:	Senior Managing Director

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/ Michael Chae
Name:	Michael Chae
Title:	Senior Managing Director

Executed as a Deed

Witnessed by: /s/ Angelo Acconcia

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By:	Blackstone Management Associates III L.L.C.

By:	/s/ Michael Chae
Name:	Michael Chae
Title:	Senior Managing Director

[SIGNATURE PAGE TO BLACKSTONE VOTING AGREEMENT]

Exhibit A

Shares of Company Common Stock

Stockholder	Number of Shares
Blackstone CCC Capital Partners, L.P.	1,954,856
Blackstone CCC Offshore Capital Partners, L.P.	350,219
Blackstone Family Investment Partnership III, L.P.	147,132

TOTAL	2,452,207